MANAGEMENT'S REPORT


        Management is responsible for the preparation of the accompanying consolidated financial statements of Breakwater Resources Ltd. (the "Company") and all of the information contained in the Annual Report. The consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles and management believes that they present fairly the Company's consolidated financial position, results of operations and cash flows. The integrity of the information presented in the financial statements, including estimates and judgments relating to matters not concluded by fiscal year end, is the responsibility of management. To fulfill this responsibility, the Company maintains a system of internal accounting controls designed to provide reasonable assurance that the Company's assets are protected and that events and transactions are properly recorded as they occur. This system of internal control includes organizational arrangement with clearly defined lines of responsibility. Deloitte & Touche LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee to discuss their audit and their related findings as to the integrity of the financial reporting process. During the course of their audit, Deloitte & Touche LLP reviewed the Company's system of internal control to the extent necessary to render their opinion on the consolidated financial statements.

        The board of directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The board is assisted in exercising its responsibilities through the Audit Committee, which is composed of three unrelated directors.

        The Audit Committee meets periodically with management and the independent auditors to satisfy itself that management's responsibilities are properly discharged, to review the consolidated financial statements and to recommend approval of the consolidated financial statements to the board.



GARTH A. C. MACRAE                          RICHARD R. GODFREY

President and                               Vice President, Finance and
Chief Executive Officer                     Chief Financial Officer


--------------------------------------------------------------------------------
AUDITORS' REPORT


             Report of Independent Registered Chartered Accountants

        TO THE SHAREHOLDERS OF BREAKWATER RESOURCES LTD.

        We have audited the consolidated balance sheets of Breakwater Resources Ltd. as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

        The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion.

DELOITTE + TOUCHE LLP
Chartered Accountants
Toronto, Canada

February 24, 2005

        COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

        The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company's financial statements, such as the changes described in Note 1 to the consolidated financial statements. Our report to the Shareholders, dated February 24, 2005, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when such changes are properly accounted for and adequately disclosed in the financial statements.


DELOITTE + TOUCHE LLP
Chartered Accountants
Toronto, Canada

February 24, 2005


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at  December 31, 2004 and 2003
(Expressed in thousands of Canadian dollars)

----------------------------------------------------------------------------------------------------------------
                                                                                      2004            2003
----------------------------------------------------------------------------------------------------------------
ASSETS                                                                                       (Restated - note 1)

CURRENT ASSETS
Cash and cash equivalents                                                       $    12,667       $      6,033
Restricted cash (note 3)                                                              3,391                355
Short-term investments (quoted market value -2004: $3,886; 2003: $59)                 2,633                 50
Accounts receivable - concentrate                                                     9,637              7,450
Other receivables                                                                     6,488              5,650
Concentrate inventory                                                                56,215             21,828
Materials and supplies inventory                                                     23,863             23,783
Prepaid expenses and other current assets                                             2,007              1,855
Future tax assets (note 13)                                                               -              1,190
----------------------------------------------------------------------------------------------------------------
                                                                                    116,901             68,194
RECLAMATION DEPOSITS                                                                    100                100
MINERAL PROPERTIES AND FIXED ASSETS (note 5)                                        153,073            111,299
LONG-TERM INVESTMENT (note 6)                                                         5,615                  -
PROMISSORY NOTE (note 9)                                                             11,785                  -
----------------------------------------------------------------------------------------------------------------
                                                                                $   287,474       $    179,593
================================================================================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                        $    35,558       $     18,629
Provisional payments for concentrate inventory shipped and not priced                22,962              2,010
Short-term debt including current portion of long-term debt (note 7)                    256             10,329
Income and mining taxes payable                                                         441                252
Current portion of reclamation, closure cost accruals and other
  environmental obligations (note 10)                                                21,081                132
----------------------------------------------------------------------------------------------------------------
                                                                                     80,298             31,352
DEFERRED INCOME                                                                       1,848              1,340
ROYALTY OBLIGATION (note 9)                                                          11,696                  -
LONG-TERM DEBT (note 8)                                                               1,424             15,517
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL
  OBLIGATIONS (note 10)                                                              42,673             34,253
EMPLOYEE FUTURE BENEFITS (note 11)                                                    6,446                  -
FUTURE TAX LIABILITIES (note 13)                                                      1,681                962
----------------------------------------------------------------------------------------------------------------
                                                                                    146,066             83,424
----------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock (notes 2 and 12)                                                      326,403            287,790
Warrants (notes 2 and 12)                                                             8,561                  -
Contributed surplus (note 12(j))                                                      3,120              1,991
Deficit                                                                            (187,667)          (190,291)
Cumulative translation adjustments                                                   (9,009)            (3,321)
----------------------------------------------------------------------------------------------------------------
                                                                                    141,408             96,169
----------------------------------------------------------------------------------------------------------------
                                                                                $   287,474       $    179,593
================================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board

Donald K. Charter                     Grant A. Edey
DIRECTOR                              DIRECTOR


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2004, 2003 and 2002

(Expressed in thousands of Canadian dollars except share and per share amounts)

----------------------------------------------------------------------------------------------------------------------------

                                                                            2004                  2003                 2002
----------------------------------------------------------------------------------------------------------------------------
                                                                                   (Restated - note l)  (Restated - note l)
Gross sales revenue                                              $       240,299       $       207,591      $       305,354
Treatment and marketing costs                                             81,856                83,581              136,738
----------------------------------------------------------------------------------------------------------------------------
Net revenue                                                              158,443               124,010              168,616
----------------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                                   101,922               103,239              147,653
Depreciation and depletion                                                25,896                25,964               29,987
Reclamation and closure costs                                              4,896                 3,619                4,166
----------------------------------------------------------------------------------------------------------------------------
                                                                         132,714               132,822              181,806
----------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                                25,729                (8,812)             (13,190)
----------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                                 9,559                 5,087                6,198
Stock-based compensation                                                   1,253                   274                  184
Interest and financing                                                       509                 3,321                5,122
Investment and other income                                                 (843)                 (405)              (1,273)
Foreign exchange loss (gain) on US dollar denominated debt                   431               (11,578)                (669)
Other foreign exchange loss (gain)                                         1,809                  (206)                 361
----------------------------------------------------------------------------------------------------------------------------
                                                                          12,718                (3,507)               9,923
----------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                                     13,011                (5,305)             (23,113)
----------------------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets (note 5)                 1,178                   279                    -
Other non-producing property costs (income)                                8,638                (5,394)               3,847
Income and mining taxes (recovery) (note 13)                                 571                  (841)                (224)
----------------------------------------------------------------------------------------------------------------------------
                                                                          10,387                (5,956)               3,623
----------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                                        2,624                   651              (26,736)
DEFICIT - BEGINNING OF YEAR                                             (190,291)             (190,942)            (164,206)
----------------------------------------------------------------------------------------------------------------------------
DEFICIT - END OF YEAR                                            $      (187,667)      $      (190,291)     $      (190,942)
----------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER SHARE (note  22)                       $          0.01       $          0.00      $         (0.16)
----------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE (note 22)                      $          0.01       $          0.00      $         (0.16)
----------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING AFTER BONUS ELEMENT (note 22)                          353,508,000           211,411,000          169,074,000
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes form an integral part of these consolidated financial statements.


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002
(Expressed in thousands of Canadian dollars)

----------------------------------------------------------------------------------------------------------------------------
                                                                            2004                  2003                 2002
----------------------------------------------------------------------------------------------------------------------------
CASH (USED FOR) PROVIDED FROM                                                      (Restated - note l)  (Restated - note l)
OPERATING ACTIVITIES
Net earnings (loss)                                              $         2,624       $           651      $       (26,736)
Non-cash items:
  Depreciation and depletion                                              25,896                25,964               29,987
  Gain on sale of property (note 5(i))                                         -               (10,336)                   -
  Write-down of mineral properties and fixed assets (note 5)               1,178                   279                    -
  Foreign exchange gain on US dollar denominated loans                         -                (3,712)                (608)
  Other non-cash items                                                      (133)                 (761)               2,984
  Stock-based compensation (note 12(j))                                    1,253                   274                  184
  Deferred income                                                              -                 1,340                    -
  Future income taxes (note 13)                                            1,909                (1,050)                 822
  Reclamation closure cost accruals and other
    environmental obligations                                              4,896                 3,619                4,166
  Employee future benefits (note 11)                                         553                     -                    -
----------------------------------------------------------------------------------------------------------------------------
                                                                          38,176                16,268               10,799
Payment of reclamation, closure cost accruals and other
  environmental obligations                                               (7,879)                 (728)                (945)
Payment of employee future benefits (note 11)                               (968)                    -                    -
Changes in non-cash working capital items (note 21)                       (5,177)                2,347              (12,406)
----------------------------------------------------------------------------------------------------------------------------
                                                                          24,152                17,887               (2,552)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Increase in short-term restricted cash (note 3)                         (3,036)                 (355)                   -
  Proceeds from sale of royalty (note 9)                                  12,204                     -                    -
  Issue of common shares for cash (note 12)                               30,407                29,316               17,907
  Issue of warrants for cash (note 12)                                     7,211                     -                    -
  Decrease in short-term debt                                            (10,059)              (18,711)              (3,495)
  (Decrease) increase in long-term debt                                  (14,095)              (29,821)               2,390
----------------------------------------------------------------------------------------------------------------------------
                                                                          22,632               (19,571)              16,802
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES

  Funds advanced on promissory note (note 9)                             (11,785)                    -                    -
  Reclamation deposits                                                         -                 1,287                 (150)
  Acquisition of Boliden Westmin (Canada) Limited, net of cash
    acquired (note 2)                                                       (886)                    -                    -
  Mineral properties and fixed assets                                    (27,689)              (10,621)             (10,970)
  Proceeds from sale of mineral properties                                   210                10,616                    -
----------------------------------------------------------------------------------------------------------------------------
                                                                         (40,150)                1,282              (11,120)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                6,634                  (402)               3,130
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                              6,033                 6,435                3,305
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                          $        12,667       $         6,033      $         6,435
----------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
  Interest                                                       $           436       $         2,681      $         3,539
  Income and mining taxes                                        $           358       $           339      $           588

The accompanying notes form an integral part of these consolidated financial statements.

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
        The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

        PRINCIPLES OF CONSOLIDATION
        The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All inter-company accounts and transactions have been eliminated on consolidation.

        REVENUE RECOGNITION AND RECEIVABLES
        Revenue is recognized following the transfer of title and risk of metal concentrate and the determination of the final settlement price in accordance with the contractual arrangements with customers. Title is transferred on payment by the customer of provisional invoices or in some instances on receipt of the metal concentrate. Risk is transferred either when the metal concentrate is delivered to the discharge port or to the load port depending on the terms of the contract. Under a delivered ex ship ("DES") term, risk passes when the concentrate is delivered to the discharge (destination) port. Under a cost, insurance and freight ("C.I.F.") term, risk passes when the concentrate is delivered to the load (departure) port. Generally, the final settlement price is computed with reference to the average quoted metal prices for a specified period of time, normally one to three months subsequent to shipment to the customer. Concentrate sales and receivables are subject to adjustment on final settlement to reflect changes in weights and assays. Provisional payments made by customers upon receipt of shipments of metal concentrate are classified as current liabilities captioned as "Provisional payments for concentrate inventory shipped and not priced".

        CASH AND CASH EQUIVALENTS
        Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The Company invests cash in term deposits maintained in high credit quality institutions.

        CONCENTRATE INVENTORY
        Concentrate inventory is valued at the lower of cost and net realizable value. Cost represents the average cost and includes direct labour and material costs, mine site overhead and depreciation and amortization.

        MATERIALS AND SUPPLIES INVENTORY
        Materials and supplies inventory is valued at the lower of average cost and replacement cost.

        SHORT-TERM INVESTMENTS
        Short-term investments are carried at the lower of cost and quoted market value.

        LONG-TERM INVESTMENTS
        Long-term investment is valued at cost, net of any impairment in value.

        EMPLOYEE FUTURE BENEFITS
        The actuarial determination of the accrued benefit obligations for pensions and other retirement benefits uses the projected benefit method prorated on service (which incorporates management's best estimate of the expected future return of plan assets, cost escalations, retirement ages of employees and other actuarial factors).

        For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

        Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain (loss) over 10 percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the lesser of the average remaining service period of active employees or to the date that Myra Falls Mine operations are assumed to cease, December 31, 2011. The average remaining service period of the active employees covered by all plans is 10 years.

        Past service costs arising from plan amendments are deferred and amortized on a straight-line basis over the lesser of the average remaining service period of employees active at the date of amendment or to the date that mine operations are assumed to cease, December 31, 2011.

        MINERAL PROPERTIES AND FIXED ASSETS
        The Company records its interest in mineral properties at cost and defers exploration and development expenditures. When the properties are brought into commercial production, the deferred costs are amortized on a unit-of-production basis using current reserve estimates. Costs associated with exploration properties are deferred, on a project basis, until the economic viability of the project is determined.

        If the properties are abandoned, the cost of the mineral property and any related deferred expenditures are expensed as a write-down of mineral properties and fixed assets at that time. Administrative costs are expensed as incurred.

        The carrying values of producing mineral properties, including properties placed on a care and maintenance basis (see notes 5(f) and 5(g)) and related deferred expenditures, are reviewed regularly to determine if there is any impairment in the carrying value. An impairment loss would be recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves; estimated future zinc price realization (considering historical and current prices, price trends and related factors); and, operating, capital and other cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of the carrying value of mineral properties.

        The carrying values of non-producing mineral properties and related deferred expenditures represent unamortized net costs incurred to date and do not necessarily reflect present or future values. The recoverability of these amounts is dependent upon the existence of economically recoverable reserves, upon the Company's ability to obtain the necessary financing to complete development and upon future profitable production.

        Fixed assets are stated at cost. Depreciation is provided to reduce the original cost of fixed assets to estimated residual values over their useful lives. In calculating depreciation, the Company employs the straight-line method and the unit-of-production method. Principally, the rates of depreciation being applied using the straight-line method are intended to fully depreciate the related fixed assets over periods from 2 to 12 years.

        ASSET RETIREMENT OBLIGATIONS AND ASSET RETIREMENT COSTS
        The Company provides for the fair value of liabilities for asset retirement obligations in the period in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or records a gain or loss upon settlement.

        Asset retirement obligations are provided for obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.

        Collateral on deposit with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits.

        TRANSLATION OF FOREIGN CURRENCIES
        DOMESTIC AND FOREIGN OPERATIONS
        The Company reports its financial statements in Canadian dollars, while the currency of measurement for the Company's operations varies depending upon location.

        The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar, while the currency of measurement for the Company's foreign operations is the US dollar, since all of the Company's revenue, and a substantial portion of its expenses relating to the foreign operations, are in US dollars. US dollar amounts for the Company's foreign operations are translated into Canadian dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year, and the resulting gains and losses are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments.

        As indicated above, the currency of measurement for the Company's foreign operations, including those in Honduras, Chile and Tunisia, is the US dollar. In each of these operations, the temporal method is used to translate local currency amounts into US dollars. Under the temporal method, all non-monetary items and the related depreciation are translated at the historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, revenues and expenses other than depreciation and depletion of capital assets are translated at the average rate of exchange for the year, and gains and losses on translation are reflected in income for the year.

        Monetary assets and liabilities of the Company's domestic operations in Canada, denominated in US dollars, are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income for the year.

        USE OF ESTIMATES
        The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Management's estimates are made in accordance with mining industry practice. Actual results could differ significantly from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include accounts receivable, concentrate inventory, materials and supplies inventory, mineral properties and fixed assets, and reclamation and closure cost accruals.

        FINANCIAL INSTRUMENTS
        The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. When the Company chooses to apply hedge accounting, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company uses forward contracts to hedge exposure to commodity price risk for metals production, and foreign exchange forward contracts to hedge exposure to fluctuations in foreign currencies, relating primarily to the US dollar. The Company has written call options to minimize exposure to commodity price risk. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are, and continue to be, effective. Realized and unrealized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedge transaction is completed. The premiums received at the inception of written call options are recorded as a liability until maturity. Changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes are deferred on the designation date and are recognized in income when the original hedged transaction affects income. Subsequent changes in fair value are recorded in current period income. Gains or losses (realized or unrealized) for derivative contracts which relate to a hedged transaction that is no longer expected to occur are recorded immediately in income. Contracts for which hedge accounting, has not been applied, are marked-to-market, and gains and losses are recognized in the relevant period and included in "Gross sales revenue" on the consolidated statements of operations and deficit.

        SHARE INCENTIVE PLAN
        The Company has a share incentive plan (the "Plan"), which consists of a share purchase plan, a share option plan and a share bonus plan, which is administered by the directors of the Company. The Plan provides that eligible persons thereunder include any director, employee (full-time or part-time), officer or consultant of the Company or any subsidiary thereof. The Plan is described in note 12. The Company use the fair value method of accounting for, and to recognize as compensation expense, its stock-based compensation for employees. Shares issued under the Plan are recorded at the issue price. An optionee may elect under the Plan to terminate an option, in which case the optionee may receive consideration either in cash or shares of the Company, at the discretion of the Company, equal to the difference between the fair market value of the shares, as defined, and the exercise price.

        INCOME AND MINING TAXES
        The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences, subject to an appropriate valuation allowance.

        Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries and associates to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

        NEW PRONOUNCEMENTS
        On January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3110 - "Asset Retirement Obligations" ("CICA 3110") which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

        CICA 3110 is applicable to obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.

        Previously, the Company provided for estimated reclamation and site restoration costs, where reasonably determinable, net of salvage value, on a unit-of-production basis over the estimated economic life of the related mine.

        The adoption of CICA 3110 has been applied retroactively and the effects on the consolidated financial statements are as follows:

        Increase (decrease) in Statement of Operations and Deficit amounts:

                                                                       Year ended December 31,    Year ended December 31,
        ($000's)                                                                2003                       2002
        -------------------------------------------------------------------------------------------------------------------
        Depreciation and depletion                                                        1,849                      2,422
        Reclamation and closure costs                                                     4,344                      4,243
        -------------------------------------------------------------------------------------------------------------------
        Net loss                                                                          6,193                      6,665
        Deficit - beginning of period                                                    11,903                      5,238
        -------------------------------------------------------------------------------------------------------------------
        Deficit - end of period                                                          18,096                     11,903

        Earnings per share                                                               ($0.03)                    ($0.04)

        Increase (decrease) in Balance Sheet amounts:

        ($000's)                                                                           December 31, 2003
        -----------------------------------------------------------------------------------------------------
        Assets
        Mineral properties and fixed assets                                                            3,958

        Liabilities
        Current portion of reclamation, closure costs accruals and other environmental                  (695)
        obligations
        Reclamation and closure cost accruals                                                         22,183

        Shareholders' Equity
        Deficit                                                                                       18,096
        Cumulative translation adjustments                                                              (568)

        On January 1, 2004, the Company adopted the CICA Handbook Section 3870 - "Stock-based Compensation and Other Stock-based payments" ("CICA 3870") which requires that the Company use the fair value method of accounting for, and to recognize as compensation expense, its stock-based compensation for employees.

        The adoption of CICA 3870 has been applied retroactively and the effects on the consolidated financial statements are as follows:

        Increase (decrease) in Statement of Operations and Deficit amounts:

                                                                       Year ended December 31,    Year ended December 31,
        ($000's)                                                                2003                       2002
        -------------------------------------------------------------------------------------------------------------------
        Stock-based compensation                                                            274                        184
        -------------------------------------------------------------------------------------------------------------------
        Net (loss) earnings                                                                (274)                       184
        Deficit - beginning of period                                                       184                          -
        -------------------------------------------------------------------------------------------------------------------
        Deficit - end of period                                                             458                        184
        -------------------------------------------------------------------------------------------------------------------

        Earnings per share                                                                 $Nil                       $Nil

        Increase in Balance Sheet amounts:

        ($000's)                                                              December 31, 2003
        ----------------------------------------------------------------------------------------
        Shareholders' Equity
        Capital stock                                                                        47
        Contributed surplus                                                                 409
        Deficit                                                                             458

        2003 AND 2002 FIGURES
        Certain of the 2003 and 2002 figures have been reclassified to conform to the 2004 presentation.

2.      ACQUISITION OF BOLIDEN WESTMIN (CANADA) LIMITED

        On July 23, 2004, the Company acquired, through NVI Holdings Ltd., a wholly-owned subsidiary of the Company, 100% of the outstanding common shares of Boliden Westmin (Canada) Limited ("BWCL") which operates the Myra Falls mine, a zinc, copper and gold mine located on Vancouver Island, British Columbia. Subsequently, the name of BWCL was changed to NVI Mining Ltd. The purchase price comprised:

        i) Cash of $4,194,000, including out-of-pocket expenses of $569,000 incurred by the Company to effect the acquisition;
        ii) 18,000,000 common shares ("Common Shares") of the Company at an ascribed value of $0.45 per share, for a total of $8,081,000, net of share issue expenses of $19,000. The value of the Common Shares issued was determined based on the weighted-average market price of the Company's Common Shares over the two-day period before and after July 8, 2004, which was the date the terms of the acquisition were agreed to and announced; and
        iii) 5,000,000 warrants exercisable at $1.00 per Common Share with an expiry date of January 28, 2009. The value ascribed of $0.27 per warrant, for a total of $1,350,000 is included in the amount for warrants on the balance sheet. The value of the warrants issued was determined based on the weighted-average market price of the Company's warrants over the two-day period before and after the date the terms of the acquisition were agreed to and announced.

        The acquisition has been accounted for using the purchase method of accounting and the results of NVI Mining Ltd. and NVI Holdings Ltd. have been consolidated into the Company's financial statements from July 23, 2004. The Company's interest in the net assets acquired was allocated as follows:

($000's)
--------------------------------------------------------------------------
Cash                                                                3,308
Non-cash current assets                                            15,234
Long-term investment                                                5,615
Mineral properties and fixed assets                                46,146
Current liabilities                                               (16,471)
Reclamation and other environmental obligations                   (33,155)
Employee future benefits                                           (7,052)
--------------------------------------------------------------------------
Total                                                              13,625
--------------------------------------------------------------------------
Total consideration comprised of:
      Cash and out-of-pocket expenses                               4,194
      Common shares, net of share issue expenses                    8,081
      Warrants                                                      1,350
--------------------------------------------------------------------------
Total                                                              13,625
--------------------------------------------------------------------------

3.      RESTRICTED CASH

        The restricted cash balance at December 31, 2004 of $3,391,000 includes $2,625,000 placed on deposit for letters of credit to cover reclamation security bonds (see note 4), deposit for letters of credit of $90,000 and $250,000 to guarantee reclamation costs and an operating lease, respectively and a security deposit of $426,000 to guarantee reclamation costs. The restricted cash balance at December 31, 2003 of $355,000 was held in escrow as a condition to the restructuring of the Company's banking agreement. The cash was released in March 2004.

4.      RECLAMATION DEPOSITS

        Cash collateral on deposit at December 31, 2004 of $100,000 (2003 - $100,000) with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits. The Reclamation Deposits at December 31, 2004 and 2003 are in respect of reclamation costs at the Caribou mine. In addition, at December 31, 2004, the Company was obligated under reclamation security bonds totalling $8,257,000 (2003 - $8,181,000), of which $2,625,000 is secured by letters of credit. The Company has also issued letters of credit aggregating $90,000 and a security deposit of $426,000 to guarantee reclamation costs (see notes 3, 16 and 18).

5.      MINERAL PROPERTIES AND FIXED ASSETS

        ($000's)                                          2004                                2003 (restated - note 1)
        --------------------------------------------------------------------------------------------------------------------------
                                                       Accumulated                                   Accumulated
                                                      Depreciation       Net Book                    Depreciation        Net Book
                                              Cost   and Depletion          Value           Cost     and Depletion           Value
        --------------------------------------------------------------------------------------------------------------------------
        Equipment                          145,453       (104,170)        41,283          146,562       (104,365)         42,197
        Mineral properties,
          buildings and
          improvements                     123,437        (69,245)        54,192           95,477        (64,732)         30,745
        Development                         85,315        (41,409)        43,906           54,866        (34,503)         20,363
        Exploration                         14,756         (2,939)        11,817           14,845           (525)         14,320
        Asset retirement cost               10,590         (8,715)         1,875           10,847         (7,173)          3,674
        --------------------------------------------------------------------------------------------------------------------------
                                           379,551       (226,478)       153,073          322,597       (211,298)        111,299

        Mineral properties and fixed assets of the Company comprise the following:

a)      El Mochito Mine $16,078,000 (2003 - $14,322,000)
The El Mochito mine is a zinc, lead and silver mine located in the Republic of Honduras. Deferred exploration costs were written down in 2004 by $Nil (2003 - $279,000 and 2002- $Nil).

b)      Bougrine Mine $4,687,000 (2003 - $13,021,000)
The Bougrine mine is a zinc and lead mine located 160 kilometres west of Tunis, Tunisia.

c)      El Toqui Mine $27,728,000 (2003 - $22,823,000)
The El Toqui mine is a zinc and gold mine located 1,350 kilometres south of Santiago, Chile.

d)      Bouchard-Hebert Mine $5,155,000 (2003 - $11,578,000)
The Bouchard-Hebert mine is a zinc, copper, gold and silver mine located 30 kilometres northeast of Rouyn-Noranda, Quebec, Canada.

e)      Myra Falls Mine $46,853,000 (2003 - $Nil)
The Myra Falls mine is a zinc, copper and gold mine located on Vancouver Island, British Columbia. The mine was acquired on the purchase of BWCL (see note 2).

f)      Langlois Mine $44,436,000 (2003 - $40,729,000)
The Langlois mine is a zinc, copper, gold and silver mine located 213 kilometres north of Val d'Or, Quebec, Canada. Mining activities at the Langlois mine were suspended in November 2000, pending the completion of a feasibility study, which was completed in August 2001. Development costs totaled $698,000 in 2004 (2003 - $1,659,000). In 2004, the Company incurred $3,009,000 (2003 - $778,000) of pre-production costs and fixed assets, which have been capitalized in anticipation of the mine reopening.

g)      Caribou Mine $Nil (2003 - $Nil)
The Caribou mine, a zinc, lead and silver mine, is located in the Province of New Brunswick, Canada. The Caribou mine was placed on care and maintenance in 1998. Care and maintenance costs incurred in 2004 of $1,641,000 (2003 - $1,521,000) are included in"Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

h)      Nanisivik Mine $2,342,000 (2003 - $2,542,000)
The Nanisivik mine was a zinc and silver mine located on Strathcona Sound, Baffin Island, Nunavut, Canada. The fixed asset carrying value of $2,342,000 (2003 - $2,542,000) as at December 31, 2004, represents the net book value of plant and equipment located at the Nanisivik mine which management believes will be realized on the ultimate disposition of mine equipment and property as part of the mine closure and site restoration activities. The Nanisivik mine ceased operations on September 30, 2002. Holding costs incurred in 2004 of $4,734,000 (2003 - $3,386,000) and a obsolescence provision of $2,100,000 (2003 - $Nil) for materials and supplies inventory are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

i)      Other Properties $5,794,000 (2003 - $6,284,000)
Other Properties comprise exploration properties held directly and other capital assets. Management reviews the carrying values of these properties annually and in 2004 recorded a write-down of $1,178,000 (2003 - $Nil, 2002- $Nil), which is included in "Write-down of mineral properties and fixed assets" on the consolidated statement of operations and deficit.

        On June 16, 2003, the Company sold the Lapa exploration properties consisting of the Tonawanda and Zulapa properties, for US$7,925,000. The Company retains a 1.0 percent net smelter royalty from the Tonawanda property and a 0.5 percent net smelter royalty from the Zulapa property. The Company also received a non-refundable advance royalty of US$1,000,000 against the above net smelter royalty of the Lapa properties and will receive a further non-refundable advance royalty of US$1,000,000 when the total published inferred resource reaches 2,000,000 ounces of gold. The non-refundable advance royalty of $1,340,000 (US$1,000,000) received has been deferred and is included in "Deferred Income" on the balance sheet. The deferred royalty will be brought into income when earned.

        The Lapa properties were non-producing properties, and the gain on sale of $10,336,000 in 2003 was included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

6.      LONG-TERM INVESTMENT

        Long-term investment is valued at cost, net of any impairment in value.

        ($000's)                                           December 31, 2004       December 31, 2003
        -------------------------------------------------- ----------------------- ----------------------
        Taseko Mines Limited convertible debenture                          5,615                      -

        The Company's long-term investment was acquired on the purchase of BWCL (note 2).

        The convertible debenture from Taseko Mines Limited ("Taseko") was issued on July 21, 1999, for an amount of $17,000,000 and matures on July 21, 2009. The principal sum does not bear interest and is not secured by any charge or mortgage on any assets of Taseko.

        The debenture is convertible into common shares of Taseko over a ten-year period from the date of issuance commencing at a price of $3.14 per share escalating by $0.25 per year thereafter. From the fifth anniversary from the date of issue until the tenth anniversary, the outstanding principal may, at the election of Taseko, be converted into common shares of Taseko at the then prevailing market price. The fair value of the debenture as at December 31, 2004, was $8,055,000 and was calculated using the quoted market price of Taseko's shares.

7.      SHORT-TERM DEBT

        ($000's)                                                                             2004              2003
        ------------------------------------------------------------------------------------------------------------
        Syndicated Credit Facility
          - Revolver                                                                            -             6,462
          - Non-Revolving Facility, current portion (note 8)                                    -             1,266
          - Supplemental Term Facility, current portion (note 8)                                -               467
        Customer prepayments for zinc concentrates (note 8)                                     -               646
        Other (2004 - interest at floating rates; 2003 - the major portion of debt was
          non-interest bearing)                                                               256             1,488
        ------------------------------------------------------------------------------------------------------------
                                                                                              256            10,329

        On January 30, 2004, the Revolver was fully repaid. On December 21, 2004, the Revolver was cancelled. Interest expense on short-term debt during 2004 amounted to $34,000 (2003 - $797,000; 2002 - $1,979,000).

8.      LONG-TERM DEBT

        ($000's)                                                                             2004              2003
        ------------------------------------------------------------------------------------------------------------
        Non-Revolving Facility                                                                  -            11,393
        Supplemental Term Facility                                                              -             4,201
          Reimbursable government assistance, unsecured                                     1,424             1,412
        Customer prepayments for zinc concentrates                                              -               646
        Other                                                                                   -             1,277
        ------------------------------------------------------------------------------------------------------------
        Total                                                                               1,424            18,929
        Less current portion                                                                    -             3,412
        ------------------------------------------------------------------------------------------------------------
                                                                                            1,424            15,517

        $925,000 of the reimbursable government assistance is the estimated amount expected to be repaid in 2006 and no interest is currently being accrued. The remaining reimbursable government assistance of $499,000 is contingently repayable based on the future profits generated by zone 97 of the Langlois mine and is not accruing interest. Accordingly the fair value of this amount cannot be reasonably determined.

        On January 30, 2004, the Non-Revolving Credit Facility and the Supplemental Term Credit Facility were fully repaid and cannot be redrawn. The Company's various credit facilities were repaid using a portion of the proceeds of the sale of units to a syndicate of underwriters (see note 12(a)). On December 21, 2004, the Non-Revolving Credit Facility and the Supplemental Term Credit Facility were cancelled.

        Other long-term debt at December 31, 2003, included fees of $1,033,000 payable to Dundee Securities Corporation ("DSC"), a subsidiary of Dundee Bancorp ("Dundee"), with respect to acquisitions in prior years (see note 15). This amount was repaid in 2004.

        Interest expense on long-term debt during 2004 amounted to $38,000 (2003
- $1,432,000, 2002 - $1,913,000).

9.      ROYALTY OBLIGATION

        In December 2004, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $13,540,000, which included royalty income of $11,979,000 and indemnity fees and interest of $1,561,000.

        Under the terms of the Agreement, the Company is required to make Basic Royalty payments at fixed amounts per pound of payable zinc produced, which escalates from $0.003 per pound to $0.016 per pound over the first 12 years of the Agreement. In addition, the Company granted Red Mile a Net Smelter Return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year averages US$2,250, US$2,500 or US$2,750 per tonne respectively. $11,785,000 of the cash received was placed with a financial institution, for which the Company took back a promissory note. Interest earned from the promissory note will be used to fund the expected Basic Royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the promissory note will be used to fund the Basic Royalty payments.

        The balance of the funds received of $1,755,000 will be used for working capital and capital requirements at the Myra Falls mine.

        Under certain circumstances the Company has the right, by way of a call option to acquire the partnership units of Red Mile for the lower of market value or for the outstanding amount of the promissory note.

        On the balance sheet, the long-term portion of the royalties received from Red Mile of $11,696,000 is shown as "Royalty Obligation" and the current portion of $283,000 is included in "Accounts payable and accrued liabilities". Of the indemnity fees received, $508,000 was deferred and is included in "Deferred Income" on the balance sheet. The deferred indemnity fees will be recognized in income as earned over the life of the Agreement.

10.     RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL OBLIGATIONS

        The Reclamation, Closure Cost Accruals and Other Environmental Obligations shown on the balance sheet comprise:

                                                                        December 31,   December 31, 2003
        ($000's)                                                                2004  (restated - note 1)
        -------------------------------------------------------------------------------------------------
        Asset retirement obligations (see note 1 "New pronouncements")        47,221              30,237
        Closure cost accruals                                                  4,978               4,148
        Other environmental obligations (see note below)                      11,555                   -
        -------------------------------------------------------------------------------------------------
                                                                              63,754              34,385
        Less current portion                                                  21,081                 132
        -------------------------------------------------------------------------------------------------
                                                                              42,673              34,253

        Other environmental obligations represent expenditures required to complete modifications to the tailings facility at the Myra Falls mine. The Company expects to complete the work required by 2007. The full amount of the estimated obligation was recorded and is being reduced by actual expenditures incurred. The actual expenditures since acquisition were $3,310,000. The current portion of $7,694,000 is included in "Current portion of reclamation, closure cost accruals and other environmental obligations" on the balance sheet.

        Asset Retirement Obligations - ($000's)
        -----------------------------------------------------------------------------------------------
        As at December 31, 2003                                                                 30,237
        Addition on acquisition of Myra Falls mine                                              18,291
        Accretion (included in reclamation and closure costs)                                    2,781
        Expenditures                                                                            (3,624)
        Impact of foreign exchange                                                                (464)
        -----------------------------------------------------------------------------------------------
        As at December 31, 2004                                                                 47,221
        Less: current portion included in Current portion of reclamation,
        closure cost accruals and other environmental obligations                                9,826
        -----------------------------------------------------------------------------------------------
                                                                                                37,395

        The estimated amount of undiscounted cash flows required to satisfy the asset retirement obligations as at December 31, 2004, was $119,649,000 (December 31, 2003 - $37,088,000). The expected timing of payments of the cash flows ranges from 2004 to 2117, and the credit-adjusted risk-free rates at which the estimated cash flows have been discounted to arrive at the accounting obligation range from 7.17% to 7.89%. The estimated amount of undiscounted cash flows for December 31, 2004 includes an amount of $66,329,000, which is for treatment of water at the Myra Falls mine, in perpetuity. At the end of the mine life, the Company has two options to fund the water treatment costs. The first would be to put on deposit $17,500,000, which amount is expected to generate sufficient cash flow to fully fund the water treatment costs. The second, subject to the necessary approvals from the government of British Columbia, would be to connect the hydroelectric generating facilities located at the Myra Falls mine to the BC Hydro electrical grid and sell electrical power to the market. The expected revenue would be more than sufficient to fund the water treatment costs.

11.     EMPLOYEE FUTURE BENEFITS

        The Company's unionized hourly employees at the Myra Falls mine have a defined benefit pension plan. The hourly employees' benefits under this plan are specified by a collective agreement. Actuarial reports valuing this hourly plan are prepared every three years, with January 1, 2003, being the most recent valuation. The Company also provides extended health and dental benefits for certain employees of the Myra Falls mine.

        The details of the Company's benefit plans as at December 31, 2004, are as follows:

                                                                                   Post-retirement
                                                                   Pension         benefits other
                                                                  benefits          than pension            Total
                                                               ---------------- ---------------------- -----------------
     Expected long-term rate of return on plan assets                    7.75%                  7.75%               N/A
     Discount rate on accrued pension obligations (July 23,              6.00%                  6.00%               N/A
       2004 - 6.25%)
     Rate of compensation increase                                         N/A                    N/A               N/A
                                                                                 12% for the first 10
     Extended health care rate of expense increase                         N/A   years, 5% thereafter               N/A
     Dental care rate of expense increase                                  N/A                  4.00%               N/A

     ($000's)
     -------------------------------------------------------------------------------------------------------------------
     Pension expenses:
       Current service cost                                                494                      9               503
       Interest cost of projected benefit obligation                       884                     21               905
       Expected return on pension fund assets                             (855)                     -              (855)
       Net amortization, deferrals and other                                 -                      -                 -
     -------------------------------------------------------------------------------------------------------------------
                                                                           523                     30               553
     ===================================================================================================================

     Plan assets:
        Fair value of plan assets, as at July 23, 2004                  21,661                      -            21,661
       Return on plan assets                                             1,306                      -             1,306
       Employer contributions                                              941                     27               968
       Benefits paid                                                      (575)                   (27)             (602)
     -------------------------------------------------------------------------------------------------------------------
       Fair value of plan assets, at December 31, 2004                  23,333                      -            23,333
     ===================================================================================================================

     Accrued benefit obligation:
       Accrued benefit obligation, as at July 23, 2004                  28,033                    680            28,713
       Current service cost                                                494                      9               503
       Interest cost                                                       884                     21               905
       Benefits paid                                                      (575)                   (27)             (602)
       Actuarial loss (gain)                                               771                     (5)              766
       Plan improvement                                                  1,512                    426             1,938
     -------------------------------------------------------------------------------------------------------------------
       Accrued benefit obligation, at December 31, 2004                 31,119                  1,104            32,223
     ===================================================================================================================

     Plan assets                                                        23,333                      -            23,333
     Accrued benefit obligation                                         31,119                  1,104            32,223
     -------------------------------------------------------------------------------------------------------------------
     Funding deficit                                                    (7,786)                (1,104)           (8,890)
     Unamortized actuarial loss (gain)                                     510                     (4)              506
     Unamortized past service costs                                      1,512                    426             1,938
     -------------------------------------------------------------------------------------------------------------------
     Pension liability                                                  (5,764)                  (682)           (6,446)
     ===================================================================================================================

        The assumed health care cost trend rates can affect the amounts reported for the health care plan:


        -------------------------------------------------------------------------------------------------------------------
        $000's                                                            1 Percentage-Point        1 Percentage-Point
                                                                               increase                   decrease
        -------------------------------------------------------------------------------------------------------------------
        Effect on service cost                                                              0.20                     (0.1)
        -------------------------------------------------------------------------------------------------------------------
        Effect on interest cost                                                              0.4                     (0.4)
        -------------------------------------------------------------------------------------------------------------------
        Effect on year-end accrued benefit obligation                                         34                      (33)
        -------------------------------------------------------------------------------------------------------------------

        PLAN ASSETS

        The allocation of plan assets is set forth in the Investment Policy Statement. The Investment Policy Statement delegates authority to the Employee Benefits Committee to maintain and establish investment policies relating to the defined benefit plans. These policies and any changes to these policies are approved by the Board of Directors of the Company. The Company has adopted the following standards for the Employee Benefits Committee to follow when deciding how to invest the plan assets.

        ASSETS SHALL BE INVESTED:

        (a)     in the sole interest of the plan participants and beneficiaries;
        (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and of like aims in compliance with Section 404(A) of ERISA, and other applicable provisions of ERISA; and
        (c) by diversifying the investments so as to minimize the risk of large losses as well as provide a reasonable rate of return on the assets.

        The following table summarizes the defined benefit plan asset weighted-average asset allocation percentages by asset category:

     ---------------------------------------------------------------------------
     Asset Category                                                        2004
     ---------------------------------------------------------------------------
     Short-term / Money market                                             5.0%
     ---------------------------------------------------------------------------
     Fixed income                                                         38.0%
     ---------------------------------------------------------------------------
     Canadian equity                                                      36.5%
     ---------------------------------------------------------------------------
     U.S. equity                                                          12.5%
     ---------------------------------------------------------------------------
     Non-U.S. Foreign equity                                               8.0%
     ---------------------------------------------------------------------------

The benefit plan assets are managed by a major insurance company and the Company has chosen to invest in their diversified fund which has a target investment allocation of 15% - 20% in foreign equity, 20% - 40% in Canadian equity and 40%
- 60% in fixed income. The diversified fund invests in several of its segregated funds, which include Canadian and foreign stocks, Canadian bonds and mortgages to achieve diversification. The performance objective of the diversified fund is to exceed the median rate of return of a representative sample of comparable funds over rolling five-year periods. The assumption for the expected long-term rate of return on plan assets is based on the relative weighting of plan assets, the historical experience of the portfolio and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices.

        CONTRIBUTIONS

        The Company expects to contribute $2,333,000 to its defined benefit pension plan and $128,000 to its post-retirement benefit plans in 2005.


     ESTIMATED FUTURE BENEFIT PAYMENTS
     ------------------------------------------------------------------- ----------------------- -----------------------
     $000's                                                                     Defined benefit
                                                                                   Pension plan          Other Benefits
     ------------------------------------------------------------------- ----------------------- -----------------------
     2005                                                                              1,358                     128
     ------------------------------------------------------------------- ----------------------- -----------------------
     2006                                                                              1,526                     144
     ------------------------------------------------------------------- ----------------------- -----------------------
     2007                                                                              1,698                     159
     ------------------------------------------------------------------- ----------------------- -----------------------
     2008                                                                              1,845                     170
     ------------------------------------------------------------------- ----------------------- -----------------------
     2009                                                                              1,893                     191
     ------------------------------------------------------------------- ----------------------- -----------------------
     Aggregate of 5 years thereafter                                                  40,833                     415
     ------------------------------------------------------------------- ----------------------- -----------------------

        Benefit payments are expected to cease after December 31, 2011, for the retirement supplement plan and the non-pension post-retirement plan, as these plans are assumed to close once the Myra Falls mine ceases operation. The expected payments for the registered pension plan in 2012 reflect the termination of the plan on December 31, 2011, and represent the pay out of all plan obligations.

12.     CAPITAL STOCK

        Authorized - Unlimited Common Shares
        200,000,000 preferred shares
        Issued:
        Common shares
        (000's)                                                         Number of shares               Amount
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2002                                                  193,281               $257,759
        Private placement (b)                                                      1,014                    742
        Shares issued for subscription receipts, net of expenses (c)              85,800                 28,002
        Shares issued as supplementary payment to employee (d)                     2,565                    618
        Shares issued on exercise of warrants                                        500                    105
        Shares issued on exercise of options (h)                                   1,333                    263
        Employee share bonus plan (g)                                                200                     50
        Employee share purchase plan (e)                                           1,097                    204
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2003 - as originally reported                         285,790                287,743
        Adjustment relating to options exercised under
        stock-based compensation (see note 1)                                          -                     47
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2003 - Restated                                       285,790                287,790
        Common Shares issued for cash (a)                                         57,143                 29,816
        Common Shares issued on acquisition of BWCL (see note 2)                  18,000                  8,081
        Exercise of warrants                                                       1,250                    242
        Adjustment to flow-through share costs                                                                3
        Value ascribed to options exercised under stock-based compensation             -                    125
        Employee share purchase plan (e)                                             480                    253
        Employee share option plan - proceeds of options exercised                   493                     93
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2004                                                  363,156               $326,403

a) On January 28, 2004, the Company completed the sale of 57,142,858 units to a syndicate of underwriters at a purchase price of $0.70 per unit, for net proceeds of $37,027,000, net of costs of issue of approximately $2,973,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 27, 2009. The fair value of the warrants, issued on completion of the sale in the amount of $7,211,000, net of costs of issue, is shown on a combined basis with the warrants issued on the BWCL acquisition, ($1,350,000; see note 2) within shareholders' equity on the balance sheet as "Warrants".

b) In December 2003, the Company issued 1,013,514 flow-through common shares at a price of $0.74, exclusive of share issue costs, to finance exploration activities in the vicinity of the Bouchard-Hebert mine.

c) On October 7, 2003, the Company issued 85,800,000 subscription receipts, at a price of $0.35 per subscription receipt resulting in proceeds of $28,002,000, net of costs of issue of approximately $2,028,000. The proceeds from the issue were escrowed subject to the satisfaction of certain conditions (the "Escrow Conditions") which included the Company reaching agreement with its lenders on the restructuring and pay down of the Syndicated Credit Facility. The Escrow Conditions were satisfied on November 27, 2003, the proceeds were released to the Company and the subscription receipts were exchanged for 85,800,000 common shares of the Company ("Common Shares").

d) In February 2003, 2,564,887 Common Shares were issued for $618,000, as required under an agreement dated November 30, 2001, relating to the resignation of an executive. The Company had agreed to pay the executive a supplementary amount of up to $700,000, either in cash or Common Shares. The amount to be paid was based on a formula using the weighted-average trading price for the Common Shares for the month of January 2003. The supplementary amount paid in the form of Common Shares for an amount of $618,000 was included in general and administrative expenses in 2002.

e) Under the share purchase plan employees of the Company who fall under a certain classification can contribute up to 10% of their annual basic salary to purchase Common Shares. All other employees who qualify under the share purchase plan can contribute up to 5% their annual basic salary to purchase Common Shares. The Company matches each participant's contribution. The purchase price per Common Share is the weighted-average of the trading prices of the Common Shares on The Toronto Stock Exchange (the "TSX") for the calendar quarter in respect of which the Common Shares are issued. Common Shares acquired with the Company's contribution are held in safekeeping and delivered to employees 12 months following their date of issue. The Company issued 480,000 Common Shares pursuant to the Share Purchase Plan during 2004 (2003 - 1,097,000). The number of shares authorized for issue under the share purchase plan as at December 31, 2004, was 7,500,000.

f) Pursuant to the share option plan, the Board of Directors have the authority to grant options and to establish the exercise price of the option at the time each option is granted, at a price not less than the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of the grant of such option.
Options issued in 2004 must be exercised no later than five years after the date of the grant, and options issued prior to 2004 must be exercised no later than ten years after the date of the grant and are subject to vesting provisions unless the directors of the Company determine otherwise. One third of the options granted become exercisable from the date of granting such options, and on a cumulative basis, one third at any time after the first anniversary date and the balance at any time after the second anniversary date.

        Optionees may elect to terminate options and receive the difference between the fair value of a Common Share and the exercise price of the option so terminated, multiplied by the number of options being terminated, in Common Shares or, with the consent of the Company, cash. There were no terminations of options by optionees in 2004 or 2003.

        As at December 31, 2004, the outstanding share options which total 14,670,000 expire at various dates between April 30, 2005 and November 9, 2013, and are exercisable at prices ranging from $0.18 to $8.20 per Common Share. The number of shares authorized for grants of options under the share option plan as at December 31, 2004, was 23,000,000.

g) The Company has a Share Bonus Plan that permits Common Shares to be issued as a discretionary bonus to any director, employee (full-time or part-time), officer or consultant of the Company, or any subsidiary thereof, who is designated under the Share Bonus Plan from time to time. For the year ended December 31, 2004, the Company has issued to date 1,200,000 (2003 - 1,200,000, 2002 - 1,000,000) Common Shares under the Share Bonus Plan. The number of shares authorized for issue under the share bonus plan as at December 31, 2004, was 4,000,000.

h)      Share option transactions were as follows:


                                                                                               Weighted-
                                                                             Options             Average
                                                                             (000's)            Exercise
                                                                                                   Price
        -------------------------------------------------------------------------------------------------
        As at December 31, 2002                                                8,796              $1.31
        Granted                                                                1,740               0.27
        Exercised                                                             (1,333)              0.20
        Cancelled                                                               (318)              1.95
        -------------------------------------------------------------------------------------------------
        As at December 31, 2003                                                8,885               1.25
        Granted                                                                6,335               0.64
        Exercised                                                               (494)              0.19
        Forfeited                                                             (1,000)              0.67
        Cancelled                                                                (56)              0.72
        -------------------------------------------------------------------------------------------------
        As at December 31, 2004                                               13,670              $1.06

        The following table summarizes information about the share options outstanding at December 31, 2004:

                                                      Options Outstanding                           Options Exercisable
     ------------------------------------------------------------------------------------ ------------------------------------
                                             Number             Weighted-                           Number
                                        Outstanding               Average      Weighted-       Exercisable          Weighted-
                                              as at             Remaining        Average             as at            Average
     Range of                         Dec. 31, 2004           Contractual       Exercise     Dec. 31, 2004           Exercise
     Exercise Prices                        (000's)                  Life          Price           (000's)              Price
     ------------------------------------------------------------------------------------ ------------------------------------
     $0.18 - $0.49                            5,995       7 years 4 days           $0.27             3,378              $0.26
     $0.50 - $1.49                            4,767       4 years 116 days         $0.76             1,907              $1.20
     $1.50 - $2.99                            1,091       2 years 7 days           $2.09             1,083              $2.09
     $3.00 - $8.20                            1,817       3 years 171 days         $3.79             1,817              $3.79
                                   -----------------                                      -----------------
                                             13,670                                                  8,185

i) On June 1, 2004, the shareholders of the Company approved an amendment to the share incentive plan (the "Plan") which is described in note 1, to increase the maximum number of Common Shares that may be issued under the Plan to 34,500,000 Common Shares, of which 7,500,000 will be the maximum number that may be issued under the share purchase plan, 23,000,000 will be the maximum number that may be issued under the share option plan, and 4,000,000 will be the maximum number that may be issued under the share bonus plan.

j) The Company's share option plan is described in note 12(f). Compensation expense for the stock-based compensation plan for employees has been determined based upon the fair value of awards granted on or after January 1, 2002. Stock-based compensation of $1,253,000 (2003 - $274,000) less the proceeds of options exercised of $124,000 (2003 - $47,000) for a net compensation expense of $1,129,000 (2003 - $227,000), was credited to "Contributed Surplus" within shareholders' equity on the balance sheet. The proceeds of options exercised of $124,000 (2003 - $47,000), was credited to "Capital stock" within shareholders' equity on the balance sheet.

        The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                             2004              2003
        ------------------------------------------------------------------------------------------------------------
        Weighted-average exercise price per Common Share                                    $0.64             $0.27
        Weighted quoted market price per Common Share at date of  grant                     $0.64             $0.27
        Weighted-average grant-date fair value price per Common Share                       $0.39             $0.17
        Expected life (years)                                                               3 - 5            3 - 10
        Risk free interest rate                                                             4.49%             4.62%
        Expected volatility                                                                   70%               46%
        Dividend yield                                                                         0%                0%

        The exercise price of all options granted during 2004 and 2003 equaled the quoted market price at the date of grant.

k) In consideration for restructuring the Non-Revolving Facility in 2001 and 2002, the Company granted to the syndicate ("Lenders") warrants to purchase an aggregate of 1,000,000 Common Shares at $0.21 per share. The warrants are exercisable until May 8, 2005. No value was ascribed to these warrants on the date of issue. Dundee also received warrants to purchase an aggregate of 30,801,410 Common Shares at $0.20 per share. One-half of these warrants are exercisable until March 2, 2007, and the remainder are exercisable until May 2, 2007; no value was ascribed to these warrants on the date of issue. During the year ended December 31, 2004, 250,000 (2003 - 500,000) of the warrants issued to the Lenders were exercised and Nil (2003 - 50,000) were cancelled. At December 31, 2004, 200,000 warrants remain outstanding.

        In addition, as part of the restructuring of the Syndicated Credit Facility in 2001, the Company agreed to amend the terms of the outstanding warrants issued to the Lenders to purchase an aggregate of 300,000 Common Shares at a price of $1.57 per share until November 29, 2002, to change the exercise price of such warrants to $0.21 per share and the expiry date of the warrants to the earlier of May 8, 2005 and thirty days following the date the ten-day weighted-average trading price of the Common Shares on the TSX exceeds $0.28 per share. The exercise price was based on the five-day weighted-average trading price of the Common Shares on the TSX following the completion of the Rights Offering. At December 31, 2004, all the warrants remain outstanding.

l) Under an agreement reached on December 23, 2002, with the Lenders and Dundee Corporation ("Dundee"), the Company, in consideration for restructuring its existing credit facilities, granted to the Lenders and Dundee the right to purchase 2,000,000 and 1,000,000 Common Shares, respectively, at an exercise price of $0.19 per Common Share with an expiry date of March 27, 2006. In 2004, 1,000,000 of these warrants were exercised by the Lenders. At December 31, 2004, 2,000,000 of these warrants remain outstanding.

13.     INCOME AND MINING TAXES

        Income and mining taxes differ from the amount computed by applying the statutory federal income tax rate for the year ended December 31, 2004, of 37% (2003 - 38%, 2002 - 39%) to the net earnings (loss), excluding income and mining taxes. The differences are summarized as follows:

        ($000's)                                                                        2004              2003              2002
        -------------------------------------------------------------------------------------------------------------------------
        Tax provision (recovery) at statutory rate                                     1,180             2,364            (7,762)
        Federal resource allowance                                                    (1,035)              119              (289)
        Unrecognized tax benefit relating to losses                                    4,366               916             5,781
        Different effective tax rates on earnings (losses) in foreign subsidiaries      (163)            1,630             2,725
        Benefit of previously unrecognized losses available for carry forward         (5,107)           (5,984)             (246)
        Other                                                                            108               124               (88)
        Mining taxes (recovery)                                                        1,222               (10)             (345)
        -------------------------------------------------------------------------------------------------------------------------
                                                                                         571              (841)             (224)

        As at December 31, 2004, the significant components of the Company's future tax assets (liabilities) were as follows:

        ($000's)                                                                                2004           2003
        -------------------------------------------------------------------------- ------------------ --------------
        Future tax assets
           Loss carry forwards                                                                72,415         19,043
           Mineral properties and fixed assets                                               137,833         56,062
           Reclamation and closure cost accruals                                              21,258          5,354
        -------------------------------------------------------------------------- ------------------ --------------
        Future tax assets before valuation allowance                                         231,506         80,459
        Valuation allowance                                                                  231,506         79,269
        -------------------------------------------------------------------------- ------------------ --------------
        Future tax assets                                                                          -          1,190

        Future tax liabilities
          Mineral properties - mining tax                                                     (1,681)          (962)
        -------------------------------------------------------------------------- ------------------ --------------
        Net future tax (liabilities) assets                                                   (1,681)           228

a) At December 31, 2004, the Company has net operating loss carry forwards in Canada of approximately $186,000,000, which expire at various dates through 2011. In addition, the Company has approximately $273,700,000 of resource expenditures that are limited in their deduction to income from specific properties.

b) At December 31, 2004, the Company has net operating loss carry forwards in Chile of approximately $31,000,000, which do not expire.

c) At December 31, 2004, the Company has net operating loss carry forwards in Honduras of approximately $5,200,000, which will expire four years after the Company in Honduras generates its first taxable profit.

14.     FINANCIAL INSTRUMENTS

        The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.

        The Company's short-term financial instruments, made up of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and short-term debt are carried at cost which, due to their short-term nature, approximates their fair value. The fair value of the long-term debt also approximates its carrying value as set out in note 8.

        Such fair value estimates are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value.

CREDIT RISK

        The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with highly-rated counterparties. The Company does not consider the credit risk associated with these financial instruments to be significant.

FOREIGN EXCHANGE HEDGING

        In 2001, the Company announced its intention to close the Nanisivik mine in September 2002 (see note 5(h)). Accordingly, foreign exchange contracts totalling US$25,000,000, originally designated as hedges of anticipated operating costs at the Nanisivik mine, were no longer considered as effective hedges. Consequently these contracts were marked-to-market, resulting in a gain of $608,000 included in gross sales revenue in the year ended December 31, 2002. These contracts were closed out in 2003 with a nominal income impact recognized by the Company.

FOREIGN EXCHANGE RISK

        The Company operates using principally the Canadian dollar and the US dollar, and as such may be negatively affected by fluctuations in foreign exchange rates. The Company manages this risk by minimizing the number of transactions that result in the settlement currency differing from the currency of the initial transaction. In addition, the Company's sales are denominated primarily in US dollars, while a significant percentage of its expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company periodically uses forward foreign exchange contracts to hedge the exchange rates on identifiable foreign currency exposures. Gains and losses on these contracts when they are designated as hedges are reported as a component of the related transactions.

        The Company had no foreign exchange contracts outstanding at December 31, 2004 and 2003.

COMMODITY PRICE RISK

        The profitability of the Company is directly related to the market price of metals produced. The Company reduces price risk by hedging against the price of metals for a portion of its production.

        The main tools available to protect against price risk are forward contracts and options. Various strategies are available using these tools including spot deferred and synthetic puts.

        The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked-to-market as hedge accounting has not been applied, and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options which are marked-to-market through income as hedge accounting is not applied. No call options have been entered into in either 2004 or 2003, other than those described below. In 2004 and 2003, the Company choose not to apply hedge accounting.

        As at December 31, 2004, there were no outstanding contracts. The Company had the following contracts, which were outstanding as at December 31, 2003:


        December 31, 2003                  Quantity            Average Price (US)                  Maturity
--------------------------------------------------------------------------------------------------------------------
        Zinc forward sale                4,600 tonnes            $969 per tonne          January 2004
        Silver call options             250,000 ounces          $5.42 per ounce          January  - February 2004
        Gold call options                2,500 ounces            $395 per ounce          January  - February 2004

        INTEREST RATE RISK

        The Company had various operating lines of credit that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company was exposed to interest rate risk through fluctuations in these interest rates.

15.     RELATED PARTY TRANSACTIONS

        All related party transactions are disclosed elsewhere in these consolidated financial statements (see notes 8 and 12) except for the following:

a) The Company and Dundee Securities Corporation ("DSC") entered into an agreement in late 1998 for DSC to act as the exclusive financial advisor to the Company. The agreement was for an initial term of one year and thereafter year to year until cancelled, and provided the Company with the right to cancel the agreement. The agreement was terminated by the Company effective December 31, 2000. The unpaid balance of $1,033,000 for the above fees was deferred through 2004, and was included in short-term debt as at December 31, 2003 (see note 8). This amount was repaid in 2004.

b) The Company incurred management fees in 2004, of $Nil (2003 - $250,000, 2002 - $250,000) for services provided by Dundee. As at December 31, 2004, the total management fees of $500,000 is still outstanding and is included in accounts payable and accrued liabilities on the balance sheet.

c) At December 31, 2004, the Company has an amount of $Nil (2003- $544,000) on deposit with DSC.

d) The Company provides to Glencairn Gold Corporation ("Glencairn"), formerly Black Hawk Mining Inc. ("BHK"), a company that is related through common directorship, logistic and procurement services which enables both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies.

        Transactions for the year ended December 31, 2004, for sale of supplies and charges for administrative services to Glencairn totalled $652,000 (2003 - $574,000, 2002 - $1,827,000). These transactions have been reflected in the statements of operations as cost recoveries and accordingly, are reflected as reductions in either direct operating costs or general and administrative expenses. In addition, the Company did not sell any equipment to Glencairn in 2004 (2003 proceeds from surplus equipment - $106,000, 2002 - $146,000).

        Other accounts receivable at December 31, 2004 and 2003 included the following amounts due from Glencairn:

        ($000's)                               2004              2003
        ---------------------------------------------------------------
        For:
          Supplies                              315               203
          Services                               18               112
        ---------------------------------------------------------------
                                                333               315

        Interest was charged on overdue amounts receivable from BHK at commercial rates.

16.     GUARANTEES

a) As at December 31, 2004, the Company has outstanding letters of credit totalling $2,965,000 (2003 - $3,811,000), which are renewable annually. $2,715,000 of these letters of credit are for security deposits for rehabilitation and restoration expenses, $250,000 relates to the operating lease at the Nanisivik mine (see note 5(h)).

b) In consideration for the receipt of an indemnity fee of $564,334 from Wilshire Financial Services Inc. ("Wilshire") related to the Agreement (note 9), the Company has indemnified and holds harmless Wilshire from and against any and all losses based upon, arising out of, or otherwise in connection with or as a result of any claims relating to a breach or default by the Company under the Agreement. As at December 31, 2004, the maximum liability was $11,785,000.

17.     RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES

        The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Cdn. GAAP") which are different in some respects from those applicable in the United States of America ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission.

        Material variations between balance sheet items and statements of operations items as shown in the consolidated financial statements under Cdn. GAAP and the amounts determined using U.S. GAAP are as follows:

CONSOLIDATED BALANCE SHEETS

                                       Mineral                                                  Accounts
                                      Properties                                                 Payable
                                         and                                                       and
(Expressed in thousands of              Fixed    Short-term   Long-term  Restricted  Intangible   Accrued
Canadian dollars)                      Assets    Investments  Investment    Cash       Assets   Liabilities
-------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2004
As shown in the consolidated
  financial statements under
  Cdn.  GAAP                          $153,073     $2,633       $5,615     $3,391      $   -      $35,558
Shares issued to promoters or
  shareholders in exchange              (1,028)
Adjustment relating to
  stock-based compensation
Adjustment relating to
  stock-based compensation
  to non-employee
Adjustment relating to
  stock-based compensation
  to senior officer
Adjustment relating to
  write-down of El Toqui
  mine (b)                              (1,862)
Adjustment relating to
  exploration expenditures
  (c)                                   (7,595)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                        1,253
Adjustment relating to
  fair value on long-term
  investments (f)                                                2,440
Adjustment relating to
  flow-through shares                                (742)                    742                     142
Recognition of minimum
  pension liability (j)                                                                 1,512
Adjustment to reclassify
  Cumulative Translation
  Adjustment

-------------------------------------------------------------------------------------------------------------
According to U.S. GAAP                $142,588     $3,144      $8,055      $4,133      $1,512     $35,700
=============================================================================================================

(CONT'D)

                               Employee    Other                             Cumulative
(Expressed in thousands of      Future  Comprehensive            Contribute  Translation  Capital
Canadian dollars)              Benefits    Income       Deficit   Surplus     Adjustment   Stock
--------------------------------------------------------------------------------------------------

AS AT DECEMBER 31, 2004
As shown in the consolidated
  financial statements under
  Cdn.  GAAP                    $6,446                ($187,667)   $3,120      ($9,009)   $326,403
Shares issued to promoters or
  shareholders in exchange                               13,178                            (14,206)
Adjustment relating to
  stock-based compensation                                  458      (410)                     (48)
Adjustment relating to
  stock-based compensation
  to non-employee                                           (48)       48
Adjustment relating to
  stock-based compensation
  to senior officer                                        (156)      156
Adjustment relating to
  write-down of El Toqui
  mine (b)                                               (1,862)
Adjustment relating to
  exploration expenditures
  (c)                                                    (7,595)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                1,253
Adjustment relating to
  fair value on long-term
  investments (f)                                         2,440
Adjustment relating to
  flow-through shares                                                                         (142)
Recognition of minimum
  pension liability (j)          2,022       (510)
Adjustment to reclassify
  Cumulative Translation
  Adjustment                               (9,009)                               9,009

--------------------------------------------------------------------------------------------------
According to U.S. GAAP          $8,468    ($8,266)    ($181,252)   $2,914       $    -    $312,007
==================================================================================================


                                 Mineral                            Accounts                                    Cumulated
                               Properties                          Payable and     Other               Contri-   Trans-
(Expressed in thousands of         and     Short-term  Restricted    Accrued   Comprehensive            buted    lation    Capital
 Canadian dollars)            Fixed Assets Investments    Cash     Liabilities     Income    Deficit   Surplus  Adjustment  Stock
------------------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2003
  (RESTATED) NOTE 1

As shown in the consolidated
  financial statements under
  Cdn. GAAP                      $111,299         $50       $355     $18,629        $    -  ($190,291)  $1,991   ($3,321)  $287,790
Shares issued to promoters
  or shareholders in exchange
  for non-monetary assets          (1,289)                                                     12,917                       (14,206)
Adjustment relating to
  stock-based compensation                                                                        458     (410)                 (48)
Adjustment relating to
  stock-based compensation
  to non-employee                                                                                 (48)      48
Adjustment relating to
  stock-based compensation to
  senior officer                                                                                 (156)     156
Adjustment relating to
  write-down of El Toqui
  mine (b)                         (2,130)                                                     (2,130)
Adjustment relating to
  exploration expenditures (c)     (7,808)                                                     (7,808)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                       18                                   18
Adjustment relating to
  flow-through shares (j)                        (742)       742         142                                                   (142)
Adjustment to reclassify
  Cumulative Translation
  Adjustment (i)                                                                    (3,321)                        3,321
------------------------------------------------------------------------------------------------------------------------------------
According to U.S. GAAP           $100,072       ($674)    $1,097     $18,771       ($3,303) ($187,058)  $1,785    $    -   $273,394
====================================================================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of Canadian dollars, except for per share
  information)                                                             2004         2003         2002
----------------------------------------------------------------------------------------------------------
Earnings (loss) as shown in the consolidated financial
  statements under Cdn. GAAP                                             $2,624         $651     ($26,736)
Additional (expense) income:
Adjustment to reverse ARO restatement under Cdn. GAAP (n)                     -            -        6,665
Cumulative effect of change in accounting principle for ARO (n)               -      (11,903)           -
Adjustment to depletion in connection with shares
  issued to promoters or shareholders (a)                                   261          279          347
Adjustment  relating to write-down of the El Toqui mine (b)                   -            -       (2,287)
Adjustment relating to depreciation and depletion (b)                       268          158           73
Adjustment relating to write-off of exploration expenditures (c)           (807)        (837)      (2,150)
Adjustment stock-based compensation (m)                                       -          274          184
Adjustment to mark-to-market embedded option in long-term                 2,348            -            -
  investment
Adjustment  for interest on long-term investment                             92            -
Adjustment for deferred losses on foreign exchange hedging                    -            -        2,003
  contracts
Adjustment to reverse write-off of exploration properties under
  Cdn. GAAP as these properties were already expensed under
  U.S. GAAP (c)                                                           1,178            -            -
==========================================================================================================
Net earnings (Loss) under U.S. GAAP                                      $5,964     ($11,378)    ($21,901)
==========================================================================================================

Basic earnings (loss) per share under U.S. GAAP                           $0.02       ($0.05)      ($0.13)
Diluted earnings (loss) per share under U.S. GAAP                         $0.02       ($0.05)      ($0.13)
Effect of U.S. GAAP adjustments on basic loss per share                   $0.01       ($0.05)      ($0.03)

CONSOLIDATED STATEMENTS OF OPERATIONS PRESENTATION:

        Under U.S. GAAP, the measure "Contribution (Loss) from Mining Activities" is not a recognized term and would therefore not be presented. "Contribution (Loss) from Mining Activities" when adjusted for the items in the table below is comparable to the terminology "Contribution (Loss) from operations" under U.S. GAAP.

        The following table reconciles "Contribution (Loss) from Mining Activities under Cdn. GAAP" to "Contribution (Loss) from operations under U.S. GAAP"

(Expressed in thousands of Canadian dollars)                             2004             2003              2002
-----------------------------------------------------------------------------------------------------------------
Contribution (Loss) from Mining Activities under Cdn. GAAP     $       25,729     $     (8,812)     $    (13,190)
General and administrative                                             (9,559)          (5,087)           (6,198)
Stock-based compensation                                               (1,253)            (274)             (184)
Write-down of mineral properties and fixed assets                      (1,178)            (279)                -
Other  non-producing property (costs) income                           (8,638)          (5,394)             3,847
Aggregate adjustments for U.S. GAAP                                     3,340             (126)           (1,830)
-----------------------------------------------------------------------------------------------------------------
Contribution (Loss) from operations under U.S. GAAP            $        8,441     $    (19,972)     $    (17,555)
=================================================================================================================


For U.S. GAAP purposes, the components of non-operating income (loss) are as follows:
(Expressed in thousands of Canadian dollars)                             2004             2003              2002
-----------------------------------------------------------------------------------------------------------------

Interest and financing                                          $        (509)    $     (3,321)     $     (5,122)
Investment and other income                                               843              405             1,273
Other foreign exchange (loss) gain                                     (1,809)             206              (361)
Foreign exchange (loss) gain on US dollar denominated debt               (431)          11,578               669
-----------------------------------------------------------------------------------------------------------------
Non-operating (loss) income for U.S. GAAP                       $      (1,906)    $      8,868      $     (3,541)
=================================================================================================================

        The following table reconciles "Net earnings (loss) under U.S. GAAP" to "Comprehensive income (loss) under U.S. GAAP".

          (Expressed in thousands of Canadian dollars)                  2004         2003        2002
        -----------------------------------------------------------------------------------------------
          Net Earnings (Loss) under U.S. GAAP                         $5,964     ($11,378)   ($21,901)
          Change in cumulative translation adjustment account (i)     (5,688)     (17,727)      2,332
          Adjustment to recognise minimum pension liability             (510)           -           -
          Adjustment relating to unrealized gains on short-term        1,253           18         142
          investments (e)

        -----------------------------------------------------------------------------------------------
          Comprehensive loss under U.S. GAAP                          $1,019     ($29,087)   ($19,427)
        ===============================================================================================

        There are no differences in cash flows provided from operating activities, financing activities and investing activities as presented in the statements of cash flows under Cdn. and U.S. GAAP except that, under U.S. GAAP the determination of cash provided from operating activities would reflect the net earnings (loss) under U.S. GAAP (as opposed to Cdn. GAAP) with appropriate adjustments to non-cash items and non-cash working capital items with respect to adjustments disclosed in the balance sheet and statement of operations schedules above to arrive at the same cash flow from operating activities amount under both Cdn. and U.S. GAAP. Also, the sub-total within the caption "Cash (Used for) provided from operating activities" under "Operating Activities" is not permitted; therefore the reader should disregard the sub-total of $39,118,000, $16,268,000 and $10,799,000 for 2004, 2003, and 2002, respectively for U.S. GAAP purposes.

DIFFERENCES BETWEEN CDN. GAAP AND U.S. GAAP

a) Transfer of Non-monetary Assets from Promoters or Shareholders in Exchange for Shares
        Under Cdn. GAAP, non-monetary assets acquired in exchange for common shares of the Company should be valued at the fair value of the consideration given, unless the fair value of the consideration given is not clearly evident, in which case the acquisition should be accounted for at the fair value of the net assets acquired.

        The Securities and Exchange Commission's interpretative response to U.S. Accounting Principles Board Opinion No. 29 requires that non-monetary assets transferred from promoters or shareholders in exchange for common shares of the Company be recorded at the transferor's historical cost.

b)      Write-down of Mineral Properties and Fixed Assets
        Following an evaluation of the Company's mineral properties and fixed assets on the basis set out in Note 1 of the Company's 2004 consolidated financial statements, the Company determined that no write-down was required in 2004 (2003 - $Nil, 2002 - $2,287,000) as a result of applying SFAS 144,
"Accounting for the impairment or disposal of long-lived assets". In 2002, differences in the amount of write-down arose, reflecting the requirement under U.S. GAAP to discount future cash flows from impaired properties. Under Cdn. GAAP at the time, future cash flows from properties were not discounted in determining the magnitude of any impairment. As a consequence of the difference in impairment write-downs, under U.S. GAAP, depreciation and depletion would be reduced in 2004 by $268,000 ($158,000 in 2003, and $73,000 in 2002).

c)      Exploration Expenditures
        Under Cdn. GAAP, the Company defers certain exploration expenditures. When the properties are brought into commercial production, the deferred costs are amortized on the unit-of-production basis. If the properties are abandoned, the deferred expenditures are expensed at that time. The Securities and Exchange Commission published interpretations with respect to the extractive industry and have stated that under U.S. GAAP exploration expenditures during the exploration stage prior to determination of the existence of commercially mineable ore bodies are required to be expensed as incurred. Under U.S. GAAP, the Company expenses exploration costs of non-producing properties as incurred.

d)      Comprehensive Income (Loss)
        Under SFAS No. 130, "Reporting Comprehensive Income", all components of comprehensive income (loss) are to be reported in the period in which they are recognized. It requires that an entity classify items of other comprehensive income by their nature in a financial statement and disclose the accumulated balance of other comprehensive income separately from retained earnings (deficit) and additional paid in capital.

e)      Short-term Investments
        Under Cdn. GAAP, short-term investments are recorded at the lower of cost and quoted market value. Under U.S. GAAP, unrealized gains (losses) on short-term investments classified as available for sale securities are recorded in other comprehensive income, until realized.

f)      Long-term Investment
        Long-term investment consists of a non-interest bearing convertible debenture from Taseko Mines Limited, which under Cdn. GAAP, is recorded at cost, net of any impairment in value. Under Cdn. GAAP the Company has not recorded any interest income or unrealized gains (losses) on this investment. Under U.S. GAAP, the conversion option was bifurcated from the debenture. At acquisition, under U.S. GAAP, the value allocated to the conversion option was $1,165,000 with the remainder of $4,450,000 to the debenture. The subsequent mark to market gain on the conversion option of $2,348,000 and accretion income on the debenture of $92,000 has been recognized in earnings for U.S. GAAP purposes. There has been no change in fair value of the debenture since acquisition other than the accretion, which needs to be recognized in other comprehensive income, as the debenture is classified as an available for sale security.

g)      Derivative Instruments and Hedging Activities
        The Company applies Financial Accounting Standards Board ("FASB") Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No.138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in the fair values or cash flows. SFAS 138 amended certain provisions of SFAS 133 to clarify four areas of implementation.

        Under both Cdn. and U.S. GAAP, except for the hedge contract liability and deferred losses on foreign exchange hedge contracts as described below, the Company has marked to market its derivative instruments and the resulting unrealized gains (losses) have been charged to income in the relevant year.

h)      Deferred Losses on Foreign Exchange Hedging Contracts
        Foreign exchange hedges totalling US$25,000,000, designated as hedges of 2002 operating costs at the Nanisivik mine, matured in 2001 resulting in the realization of losses of $2,003,000, which amounts were deferred under Cdn. GAAP until the related costs were recognized in 2002 (see Note 14 to the Company's consolidated financial statements as at December 31, 2004). Under U.S. GAAP, these losses did not qualify for hedge accounting and, accordingly, were charged to income in the year incurred.

i)      Cumulative Translation Adjustment Account
        Under Cdn. GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders' equity described as "Cumulative translation adjustment" on the consolidated balance sheet. Under U.S. GAAP, such unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders' equity but rather as an adjustment to other comprehensive income.

j)      Flow-through Shares
        Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and provide the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Cdn. GAAP. At the time of issue, the funds received are recorded as share capital. No qualifying expenditures were incurred in 2003 or 2004. For U.S. GAAP, the premium paid in excess of the market value of $142,000 is credited to accounts payable and accrued liabilities and will be included in income as the qualifying expenditures are made. The flow-through fund, which is equivalent to the total proceeds of $742,000, was unexpended at December 31, 2004, and is considered to be restricted and is not considered to be cash or cash equivalents under U.S. GAAP.

k)      Accounts Payable and Accrued Liabilities
        Included in accounts payable and accrued liabilities are amounts for accounts payable and accrued expenses, respectively, as follows:

           ($000's)                                                      2004        2003
          ---------------------------------------------------------------------------------
           Accounts payable                                            $24,946     $11,147
           Payroll and severance accrual                                 4,931       2,921
           Utilities cost accrual                                          873         854
           Management fees accrual                                           -         500
           Mark-to-market of metal forward sale and call options             -         708
           Capital lease - current portion                                 375           -
           Capital tax accrual                                             130          65
           Premium paid on flow-through shares                             142         142
           Other accruals                                                4,303       2,434
          ---------------------------------------------------------------------------------
                                                                       $35,700     $18,771

l)      Minimum Pension Liability
        Under U.S. GAAP, if the accumulated pension plan benefit obligation which is the same as the accrued benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. Cdn. GAAP does not require the Company to record a minimum pension liability and does not have the concept of Other Comprehensive Income. In 2004, the Company recorded a minimum pension liability of $2,022,000, an unrecognized prior service cost of $1,512,000, classified as "Intangible Asset" on the U.S. GAAP balance sheet, and a loss charged to Other Comprehensive Income of $510,000.

m)      Stock Based Compensation
        Under both Cdn. GAAP and U.S. GAAP, effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method in accordance with the transitional provisions of Section 3870 and SFAS 123 as amended by SFAS 148. As a result of applying the modified prospective method for U.S. GAAP the stock-based compensation recognized under Cdn. GAAP for 2003 and 2002 has been reversed against contributed surplus and capital stock.

        The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

n)      Asset Retirement Obligations
        Effective January 1, 2004, under Cdn. GAAP the Company adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes Cdn. GAAP with U.S. GAAP (SFAS 143) for the accounting for asset retirement obligations. There are no GAAP differences between Cdn. GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis. Under Section 3110, the transition provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded by the Company for the year ended December 31, 2003. The restatements under Cdn. GAAP have been reversed in 2002 and a cumulative adjustment has been recorded in 2003 under U.S. GAAP. In addition, as a result of adopting Section 3110 under Cdn. GAAP as at January 1, 2004, there were further enhancements to the Asset Retirement Obligation and related balances relative to the amounts recognized in accordance with SFAS 143.

o)      Variable Interest Entities
        In December 2003, the FASB issued FIN 46R, which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46R defines such entities as variable interest entities ("VIEs"). Application of this revised interpretation was required in financial statements for companies that have interests in VIEs or potential VIEs for periods ending after December 15, 2003. Application for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of this accounting standard did not have a material impact on the financial statements of the Company.

p)      Recent Accounting Pronouncements

        U.S. STANDARDS

        The Emerging Issues Task Force ("EITF") formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") to business combinations within the mining industry and the capitalization of costs after the commencement of production, including deferred stripping.

        In March 2004, the EITF reached a consensus, based upon the Committee's deliberations and ratified by the FASB, that mineral interests conveyed by leases should be considered tangible assets. On April 30, 2004, the FASB issued a FASB Staff Position ("FSP") amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company does not expect the standard will have any impact on its financial statements.

        The Financial Accounting Standards Board (FASB) has issued FASB Statement No. 151, Inventory Costs, a amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of Statement 151 should be applied prospectively. The Company does not expect the standard will have any impact on its financial statements.

        CANADIAN STANDARDS

        In June 2003, the CICA issued Accounting Guideline No. 15 "Consolidation of Variable Interest Entities" ("AcG 15") which is similar to FIN 46(R). AcG 15 is effective for reporting periods beginning on or after November 1, 2004. The Company does not expect the standard will have any impact on its financial statements. The terms "proven and probable reserves", "development", and "production" have the same meaning under both U.S. and Cdn. GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and Cdn. GAAP.

18.     CONTINGENCIES AND COMMITMENTS

        CONTINGENCIES

        a) The Company and Trans-Oceanic Trading Company ("TOTC"), a former subsidiary of the Company, are defendants in an action commenced in the Ontario Court (General Division) on June 18, 1996, by John W. Sheiles, formerly president of TOTC, claiming arrears of base salary, salary in lieu of vacation pay, expenses and commissions aggregating approximately US$185,000 and damages of US$500,000 for wrongful termination of his employment contract. The Company has filed a statement of defense and is of the opinion that the claim is without merit.

        b) On October 10, 2002, the Nunavut Water Board ("NWB") issued to CanZinco Ltd. (a wholly-owned subsidiary of the Company) a renewal of its water license, for a period of 5.5 years commencing on October 1, 2002. One of the conditions contained in the license renewal was a requirement that the Company guarantee the financial security required by the license. NWB has established that the amount of security required by the license was $17,600,000. Of that amount, $5,000,000 was previously posted in the form of indemnity bonds pursuant to the expired water license. The issue of the outstanding balance of $12,600,000 was to have been addressed by the Company within 30 days of the issuance of the water license.

        By way of letter dated November 8, 2002, the Company committed to the Department of Indian Affairs and Northern Development ("DIAND"), the federal government agency that deals with the form of financial security pursuant to a water license issued by NWB, that it would provide to DIAND a guarantee in the form of an unsecured promissory note in the amount of $11,600,000, later changed to $12,600,000. On February 20, 2003, CanZinco delivered a promissory note in the amount of $1,000,000, with the balance of $11,600,000 under discussion as to form.

        The indemnity bonds amounting to $5,000,000 expired in July 2003 and were replaced in 2004 by an unsecured promissory note in the amount of $5,000,000.

        The Company and DIAND are still in the process of discussing the matter of financial security, but to date those discussions have not resulted in additional securities being provided, as the matter of the form of the security has not yet been resolved.

        As at December 31, 2004, the balance of the accrual for current and long-term reclamation, site restoration and closure costs with respect to the Nanisivik Mine is $7,248,000. This accrual includes all obligations that the Company estimates will arise from the requirements of the water license. Any excess in the amount of the unsecured promissory notes provided to DIAND over the actual reclamation and closure costs incurred will not result in the recognition of an incremental liability since any such excess would give rise to a financial asset in the form of a receivable from DIAND. This receivable would offset the excess and would be reported net on the balance sheet.

        c) In 2003, Kalwea Financial Corp., BVI ("Kalwea") commenced an action against the Company and CanZinco Ltd. ("CanZinco"), a subsidiary of the Company, for damages in the amount of $560,000 plus additional annual minimum royalty payments of $70,000 each quarter on October 1, January 1, April 1, and July 1, sequentially. Kalwea also claims a transfer of certain mining claims in Restigouche County, New Brunswick. The Company and CanZinco have filed a statement of defense and have counterclaimed for damages in the amount of $840,000 for overpayment of royalties. Kalwea alleges that it is a secured creditor of Marshall Minerals Corp. ("Marshall"), a company with which CanZinco has a royalty agreement arising from the purchase of mining claims in 1995. The Company and CanZinco are of the opinion that Kalwea's claims are without merit. This action was mediated on March 23, 2004, but the parties did not reach a definitive resolution. The Company anticipates completing a preliminary motion by April of 2005 and discoveries by June of 2005.

        d) Taseko Mines Limited ("Taseko"), the parent of Gibraltar Mines Ltd. ("Gibraltar"), has notified Boliden Westmin (Canada) Limited ("BWCL") (now NVI Mining, ("NVI"), a wholly owned subsidiary of the Company) in 2001 about indemnification claims made by Gibraltar pursuant to the purchase agreement entered into in 1999, whereby Gibraltar acquired certain assets from BWCL on July 21, 1999. The claims are (a) latent tax liability relating to the environmental reclamation deposit that was transferred to Gibraltar as a result of the purchase agreement. The estimated tax liabilities claimed are $3,750,000;
(b) potential tax liabilities with respect to an employee severance trust, which is in excess of $500,000. If this claim is successful, it exposes NVI to further direct liabilities which have not been quantified; and (c) claim for tax loss deductions in the amount of $54,000,000 as a result of delays in signing mineral exploration cumulative expenditure account. The Company believes, based on correspondence between Taseko and BWCL, that this claim may no longer be outstanding. No legal proceedings have been commenced with respect to any of these claims.

        NVI is involved in certain other legal actions. It is the opinion of the Company that these legal matters will be resolved without a material effect on the Company's financial position or results of operations.

        e) The Alberta Energy Utilities Board has notified Boliden Westmin (Canada) Limited, now NVI Mining Ltd., a wholly owned subsidiary of the Company that it is required to post $280,000 as security for reclamation of a number of closed gas wells in Alberta. The notice is pursuant to the Licensee Liability Rating Program of the Alberta Energy and Utilities Board. NVI Mining Ltd. must also address non-compliance issues such as removal of vegetation. The Company believes that this estimated figure might be higher than required because some prior remediation work was carried out in 2000 by the predecessor company. No legal proceedings have been commenced with respect to this matter.

        f) Tusk Energy Inc, Acanthus Resources Ltd., Bounty Developments Ltd., Cabre Exploration Ltd., Sunoma Energy Corp. and Trans World Oil & Gas Ltd. have filed a claim against multiple defendants including, Nanisivik Mines Ltd. ("Nanisivik"), a subsidiary of CanZinco, AEC West Ltd., Gulf Canada Resources Limited, et al. The claim arises from ownership or ownership interest of the Plaintiffs and Defendants in oil and gas producing properties in the Meekwap area of Alberta. It is alleged that Gulf Canada was responsible for measurement and processing of the plaintiffs' gas and natural gas liquids and failed to accurately measure and account for the plaintiffs' contributions from January 1990 to June, 1996, thereby resulting in allocations to all other defendants, including Nanisivik, in excess of their proper share and therefore have been unjustly enriched. The total claim against all defendants is approximately $6,000,000. It is not possible at this time to assess what portion, if any, of the misallocations, were actually received by Nanisivik. The action is subject to a standstill agreement, which expires on March 31, 2005. The plaintiffs are determining if they intend to pursue the action further.

        g) The Company is also involved in other legal proceedings and claims, which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of the management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

        h) The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

        i) In accordance with the standard industry practice, the Company seeks to obtain bonding and other insurance in respect of its liability for costs associated with the reclamation of mine, mill and other sites used in its operations and against other environmental liabilities imposed by statute. Due to developments which have affected the insurance and bonding markets worldwide, such bonding and/or insurance may be difficult or impossible to obtain in the future, or may only be available at significant additional cost. The Company's current insurers have indicated that they will not be renewing the current bonding on expiry. In the event that such bonding and/or insurance cannot be obtained by the Company or is obtainable only at significant additional cost, the Company may become subject to financial liabilities, which may affect its financial resources.


19.     LEASE COMMITMENTS

        The Company is committed to operating leases for business premises and equipment as follows:

                ($000's)
                 2005                           1,454
                 2006                             988
                 2007                             504
                 2008                             395
                 2009                             354
                 2010 and thereafter              383


20.     SEGMENT INFORMATION

        The Company operates in the mining industry. Operations in the Americas and Tunisia include the production and sale of zinc, lead and copper concentrates which also contain silver and gold.

        The accounting policies adopted by these segments are the same as those described in the Summary of Significant Accounting Policies (see note 1).

        As the products and services in each of the reportable segments, except for corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where internal financial statements are available.

SEGMENT INFORMATION

For  the Year Ended December 31, 2004
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Corporate  Consoli-
Geographic location              Latin America                           Canada                         Tunisia  and Other   dated
------------------------------------------------------------------------------------------------------------------------------------
                              El      El                             Bouchard-            Myra
                           Mochito  Toqui          Nanisivik Caribou  Hebert   Langlois   Falls          Bougrine
Operating Segment            Mine    Mine   Total     Mine     Mine    Mine      Mine      Mine   Total   Mine
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                 40,457  23,207  63,664         -       -    62,175        -   11,750  73,925  20,803      51   158,443
Depreciation and depletion  (3,599) (3,161) (6,760)        -       -    (7,255)       -   (3,290)(10,545) (7,716)   (875)  (25,896)
Reclamation and closure costs (605)   (294)   (899)     (715)   (365)   (1,625)     (86)    (542) (3,333)   (664)      -    (4,896)
Contribution (loss) from
  mining   activities       10,569   6,163  16,372      (715)   (365)   21,260      (86)  (5,089) 15,005  (5,186)   (822)   25,729
General and administrative       -       -       -         -       -         -        -        -       -       -  (9,559)   (9,559)
Stock-based compensation         -       -       -         -       -         -        -        -       -       -  (1,253)   (1,253)
Interest and financing           -       -       -         -       -         -        -        -       -       -    (509)     (509)
Investment and other income      -       -       -         -       -         -        -        -       -       -     843       843
Foreign exchange loss on US
  dollar denominated debt        -       -       -         -       -         -        -        -       -       -    (431)     (431)
Other foreign exchange loss      -       -       -         -       -         -        -        -       -       -  (1,809)   (1,809)
Write-down of mineral
  properties and fixed assets    -       -       -         -       -         -        -        -       -       -  (1,178)   (1,178)
Other non-producing
  property costs                 -       -       -    (6,834) (1,641)        -     (108)       -  (8,583)      -     (55)   (8,638)
Income and mining (taxes)
  recovery                     (91)      -     (91)        -       -    (1,234)      11           (1,223)      -     743      (571)
Net earnings (loss)         10,478   6,163  16,641    (7,549) (2,006)   20,026     (183)  (5,089)  5,199) (5,186) (14,030)   2,624

Capital expenditures         6,762  10,981  17,743      (200)      -     1,219    4,008    3,997   9,024     428     494    27,689
Identifiable assets         38,165  43,756  81,921     6,954   1,210    14,351   46,189   97,825 166,529  16,320  22,704   287,474

INFORMATION ABOUT MAJOR
CUSTOMERS
Of the Company's total consolidated net revenue in 2004, revenue from one customer of $53,966,000 was generated from the Bouchard-Hebert mine and revenue from a another customer of $23,307,000 consisted of $13,290,000 that was generated from the El Mochito mine, $5,099,000 that was generated from the El Toqui mine, $3,099,000 that was generated from the Myra Falls mine and $1,819,000 that was generated from the Bougrine mine.

SEGMENT INFORMATION

For  the Year  Ended  December 31, 2003
($000's)
(Restated - note 1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate    Con-
Geographic location                 Latin America                           Canada                     Tunisia  and Other  solidated
------------------------------------------------------------------------------------------------------------------------------------
                                 El       El                                Bouchard-
                              Mochito   Toqui            Nanisivik  Caribou  Hebert   Langlois          Bougrine
Operating Segment               Mine     Mine    Total      Mine      Mine    Mine      Mine     Total    Mine
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                    32,588   17,394   49,982      5,660        -    49,286        -   54,946   20,202   (1,120)  124,010
Depreciation and depletion     (4,025)  (2,220)  (6,245)         -        -   (10,725)       -  (10,725)  (8,595)    (399)  (25,964)
Reclamation and closure costs    (680)    (293)    (973)      (667)    (338)   (1,251)       -   (2,256)    (390)       -    (3,619)
(Loss) contribution from
  mining activities             3,932   (1,713)   2,219       (867)    (338)   (1,608)       -   (2,813)  (6,699)  (1,519)   (8,812)
General and administrative          -        -        -          -        -         -        -        -        -   (5,087)   (5,087)
Stock-based compensation            -        -        -          -        -         -        -        -        -     (274)     (274)
Interest and financing              -        -        -          -        -         -        -        -        -   (3,321)   (3,321)
Investment and other income         -        -        -          -        -         -        -        -        -      405       405
Foreign exchange gain on US
  dollar denominated debt           -        -        -          -        -         -        -        -        -   11,578    11,578
Other foreign exchange gain         -        -        -          -        -         -        -        -        -      206       206
Write-down of mineral
  properties and fixed assets    (279)       -     (279)         -        -         -        -        -        -        -      (279)
Other non-producing property
  income (costs)                    -        -        -     (3,386)  (1,521)        -      (83)  (4,990)       -   10,384     5,394
Income and mining taxes
(recovery)                        (83)       -      (83)         -        -      (141)       5     (136)     145      915       841
Net earnings (loss)             3,570   (1,713)   1,857     (4,253)  (1,859)   (1,749)     (78)  (7,939)  (6,554)  13,287       651

Capital expenditures            2,586    5,748    8,334        (36)       -        27    1,659    1,650      606       31    10,621
Identifiable assets            35,332   35,111   70,443      7,266    1,499    22,117   42,268   73,150   24,974   11,026   179,593

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue in 2003, revenue from one customer of $48,795,000 originated from the Bouchard-Hebert mine, and revenue from another customer of $15,126,000 consisted of $7,719,000 that originated from the Bougrine mine and $7,407,000 that originated from the El Toqui mine.

SEGMENT INFORMATION

For  the Year  Ended  December 31, 2002
($000's)
(Restated - note 1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate    Con-
Geographic location                 Latin America                           Canada                     Tunisia  and Other  solidated
------------------------------------------------------------------------------------------------------------------------------------
                                 El       El                                Bouchard-
                              Mochito   Toqui            Nanisivik  Caribou  Hebert   Langlois          Bougrine
Operating Segment               Mine     Mine    Total      Mine      Mine    Mine      Mine     Total    Mine
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                    38,143   22,309   60,452     36,021        -    49,702        -   85,723   22,441        -  168,616
Depreciation and depletion     (6,030)  (2,606)  (8,636)    (3,435)       -   (10,493)       -  (13,928)  (7,358)     (65) (29,987)
Reclamation and closure costs    (813)    (305)  (1,118)      (941)    (314)     (914)       -   (2,169)    (879)       -   (4,166)
(Loss) contribution from
  mining activities            (2,905)     213   (2,692)    (2,832)    (314)    1,354        -   (1,792)  (8,641)     (65) (13,190)
General and administrative          -        -        -          -        -         -        -        -        -   (6,198)  (6,198)
Stock-based compensation            -        -        -          -        -         -        -        -        -     (184)    (184)
Interest and financing              -        -        -          -        -         -        -        -        -   (5,122)  (5,122)
Investment and other income         -        -        -          -        -         -        -        -        -    1,273    1,273
Foreign exchange gain on US
  dollar                            -        -        -          -        -         -        -        -        -      669      669
Other foreign exchange loss         -        -        -          -        -         -        -        -        -     (361)    (361)
Other non-producing property
  income (costs)                    -        -        -     (2,971)  (1,678)        -     (107)  (4,756)       -      909   (3,847)
Income and mining taxes
  (recovery)                      (95)       -      (95)       602        -       (99)       6      509     (165)     (25)     224
Net (loss) earnings            (3,000)     213   (2,787)    (5,201)  (1,992)    1,255     (101)  (6,039)  (8,806)  (9,104) (26,736)

Capital expenditures            2,348    2,859    5,207         16        -     1,676      867    2,559    1,967    1,237   10,970
Identifiable assets            47,901   35,288   83,189     17,141    3,587    31,464   39,792   91,984   37,308   16,995  229,476

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue in 2002, revenue from one customer of $35,331,000 consisted of $33,686,000 that originated from the Bouchard-Hebert Mine, and $1,645,000 that originated from the El Mochito Mine.

21.     ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

        ($000's)

                                                          ---------------------------------
                                                             2004       2003         2002
                                                          ---------------------------------
                                                                    (Restated - (Restated -
                                                                      note 1)      note 1)
        Accounts receivable - concentrate                     583      8,376      (13,976)
        Other receivables                                    (282)     1,271         (654)
        Concentrate inventory                             (31,784)       708       16,295
        Materials and supplies inventory                    2,251      1,833        8,905
        Short-term investments                                 30         20          (19)
        Prepaid expenses and other current assets             752       (165)         201
        Provisional payments for concentrate inventory
          shipped and not priced                           21,779     (6,105)     (17,879)
        Accounts payable and accrued liabilities            1,437     (2,630)      (2,964)
        Income and mining taxes payable                       189       (129)        (880)
        Current portion of reclamation, closure cost
          accruals and other environmental obligations       (132)      (832)      (1,435)
                                                          ---------------------------------
                                                           (5,177)     2,347      (12,406)
                                                          ---------------------------------

22.     EARNINGS (LOSS) PER SHARE

        Basic Earnings (Loss) per Share ("EPS") has been calculated using the weighted-average number of shares outstanding during the year. The diluted EPS gives effect to the exercise of all outstanding options and warrants. Diluted earnings per common share data is not presented in 2003 and 2002, as the exercise of options would not have been dilutive in those years.

        The calculation of diluted earnings per share has been computed using the treasury stock method which assumes that options and warrants with an exercise price lower than the average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the Common Shares are not included in the calculation of diluted earnings per share as the effect is anti-dilutive. The average quoted market price of the Common Shares during 2004 was $0.53 (2003 - $0.32, 2002 - $0.20).

        On May 1, 2002, the Company completed a rights issue with an exercise price of $0.20 per share. The market value of the Common Shares on April 2, 2002, the day prior to trading ex-rights, was $0.37 per share. As a result of the bonus element in the rights issue, the basic loss per share in 2002 and the weighted-average number of Common Shares outstanding in those years have been adjusted retroactively as follows:

                                                                     2003         2002
                                                         2004     (restated)   (restated)
-----------------------------------------------------------------------------------------
Earnings (loss) per share - before bonus element        $0.01        $0.00       ($0.16)
Earnings (loss)  per share - after bonus element        $0.01        $0.00       ($0.16)
Diluted earnings per share - before bonus element       $0.01          N/A          N/A
Diluted earnings per share - after bonus element        $0.01          N/A          N/A
Weighted-average number of shares outstanding (000's) 353,508      211,411      159,684
Additional shares due to bonus element (000's)              -            -        9,390
-----------------------------------------------------------------------------------------
Weighted-average number of Common Shares
  outstanding after bonus element (000's)             353,508      211,411      169,074
Incremental shares on assumed exercise of
  options and warrants (000's)                         23,292       10,259          601
-----------------------------------------------------------------------------------------
Weighted-average number of Common Shares used
  for diluted earnings per share (000's)              376,800      221,670      169,675
-----------------------------------------------------------------------------------------